AMENDED AND RESTATED
LABORATORY CORPORATION OF AMERICA HOLDINGS
MASTER SENIOR EXECUTIVE SEVERANCE PLAN
(Effective March 1, 2024)

PURPOSE
The purpose of this Amended and Restated Laboratory Corporation of America Holdings Master Senior Executive Severance Plan (the “Plan”) is to provide severance benefits for a select group of management employees of Laboratory Corporation of America Holdings. The Plan is intended to replace and consolidate the former Amended and Restated Laboratory Corporation of America Holdings Master Senior Executive Severance Plan and the Amended Laboratory Corporation of America Holdings Master Senior Executive Change in Control Severance Plan, both originally effective February 10, 2009 as well as the Amended and Restated Laboratory Corporation of America Holdings Master Senior Executive Severance Plan effective January 1, 2021. The Plan is not intended to duplicate severance benefits provided to certain employees who have entered into individual agreements relating to employment or the termination thereof.
ARTICLE I DEFINITIONS
When used in this Plan and initially capitalized, the following words and phrases shall have the following meanings unless the context clearly requires otherwise:
1.1        “Base Salary” shall mean, as to any Covered Employee, the greatest of (1) the Covered Employee’s annual base salary rate, as of the Covered Employees Qualifying Termination, (2) the Covered Employee’s annual base salary rate as of the date the Covered Employee gives notice of a valid Good Reason termination of employment, and (3) if the Covered Employee’s Qualifying Termination occurs within 36 months following a Change in Control, the Covered Employee’s annual base salary rate as of such Change in Control, in all cases, before reduction because of an election between benefits or cash provided under a plan of the Company maintained pursuant to Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, and before reduction for any other amounts contributed to any other employee benefit plan.
1.2        “Cause” shall mean, as to any Covered Employee, that such Covered Employee shall have committed prior to the Covered Employee’s termination of employment with the Company any of the following acts:
(a)     an intentional act of fraud, embezzlement, theft, or any other material violation of law in connection with his duties or in the course of his employment with the Company;
(b)     the conviction of or entering of a plea of nolo contendere to a felony;
(c)    alcohol intoxication on the job or current illegal drug use;
(d)    intentional wrongful damage to tangible assets of the Company;

(e)    intentional wrongful disclosure of material confidential information of the Company and/or materially breaching the noncompetition, non-solicitation or confidentiality provisions of any noncompetition, non-solicitation or confidentiality agreement, plan or policy covering the activities of such Covered Employee;
(f)    knowing and intentional breach of any employment policy of the Company;
or
(g)     gross neglect or misconduct, disloyalty, dishonesty, or breach of trust in the performance of the Covered Employee’s duties that is not corrected to the Company’s satisfaction within 30 days of the Covered Employee receiving notice thereof.
1.3        “Change in Control” shall have the meaning given such term in the Company’s 2016 Omnibus Incentive Plan, as it may be amended from time to time, or any successor thereto.
1.4     “Company” shall mean Laboratory Corporation of America Holdings and any successor corporation.
1.5    “Covered Employee” shall mean an employee described in ARTICLE II of the
Plan.
1.6    “Designated Group” shall mean any one of the groups of employees designated as such on Schedule 1 attached hereto.
1.7    “Effective Date” shall mean January 1, 2021.
1.8    “Good Reason” shall mean:
(a)     a material reduction in the base salary or targeted bonus as a percent of a base salary without the consent of the Covered Employee;
(b)    relocation to an office location more than 75 miles from the Covered Employee’s current office without the consent of the Covered Employee; or
(c)     a material reduction in job responsibilities and duties or transfer to another job without the consent of the Covered Employee.
Notwithstanding the foregoing, “Good Reason” shall not include a reduction in base salary or target bonus of the Covered Employee where such reduction is pursuant to a Company-wide reduction of base salaries and/or target bonuses.
1.9        “Plan” shall mean this Amended and Restated Laboratory Corporation of America Holdings Master Senior Executive Severance Plan, as the same may hereafter be amended from time to time.
1.10    “Qualifying Termination” shall mean:
(a)    an involuntary Termination without Cause; or

(b)    a voluntary Termination with Good Reason; provided, however, that to constitute a Qualifying Termination for Good Reason, (1) the Covered Employee must provide written notice to the Company detailing the events that constitute Good Reason and the Covered Employee’s desire to terminate the Covered Employee’s employment with the Company no later than 30 days after the Covered Employee learns of the circumstances constituting Good Reason, (2) the Company must fail to cure such circumstances within 30 days after receipt of said notice (“Cure Period”), and (3) the Covered Employee must actually have a Termination within 30 days after the end of said Cure Period. If the preceding procedures are not followed, such Termination shall be considered a voluntary Termination without Good Reason and not a Qualifying Termination.
Notwithstanding the foregoing, a “Qualifying Termination” shall not mean any Termination of a Covered Employee’s employment with the Company by reason of death, disability, or retirement of the Covered employee.
1.11    “Severance Pay” shall mean the sum payable as set forth in Section 3.1 of the Plan.
1.12    “MIB Average Bonus” shall mean the total dollar amount of the last three MIB Bonuses paid to the Covered Employee divided by (3) three. If, however, (i) the Covered Employee has received less than three MIB Bonuses during the term of the Covered Employee’s employment, then the MIB Average Bonus shall equal the total dollar amount of the MIB Bonuses paid to the Covered Employee divided by the number of MIB Bonuses received by the Covered Employee, and (ii) if the Covered Employee has not received any MIB Bonuses during the term of the Covered Employee’s employment, then the MIB Average Bonus shall equal the Covered Employee’s target MIB Bonus for the year of the Covered Employee’s Qualifying Termination. In all cases, the total dollar amount of an MIB Bonus paid to a Covered Employee who was employed for less than a full MIB Bonus measurement period, shall be annualized.
1.13    “MIB Bonus” shall mean the annual cash incentive bonus paid to the Covered Employee under the applicable annual cash incentive performance plan or program of the Company.
1.14    “Term” shall mean the period commencing on the Effective Date and ending at the time determined in accordance with Section 7.2.
1.15    “Termination” shall cover all terminations of employment referred to under this Plan and shall mean a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as amended.
ARTICLE II
COVERED EMPLOYEES
2.1    Status as a Covered Employee. Any management employee of the Company designated by the Board to participate in the Plan and who is at the time of a Qualifying Termination such a designated employee shall be eligible to receive the benefits described in the Plan. As of the Effective Date, those employees so designated by the Board are as set forth on the attached Schedule 1. No employee who is entitled to receive payments under an individual agreement relating to benefits payable upon said employee’s termination of employment shall be a Covered Employee, even if the employee’s position is listed on Schedule 1.
ARTICLE III
SEVERANCE PAY
3.1    Amount of Severance. Subject to Sections 3.2, 3.3, and 5.2, upon the occurrence of a Qualifying Termination and the execution by the Covered Employee of a Special Severance Agreement in substantially the form attached as Exhibit A (such agreement to be executed within 30 days of the Qualifying Termination or within 45 days of the Qualifying Termination if necessary to comply with the requirements of the Age Discrimination in Employment Act of 1967), which will contain, among other things, noncompetition, nonsolicitation, duty of loyalty, confidentiality, and release provisions that shall apply to each severance arrangement during, and in certain instances after, the time when any severance payments are being made to each Covered Employee, the Company shall pay
(a)    Severance Pay to a Covered Employee in an amount equal to the mathematical product of multiplying the factor shown on Schedule 1 for the Designated Group to which the Covered Employee belongs at the time of termination, times the sum of the Covered Employee’s Base Salary plus MIB Average Bonus and
(b)    a lump sum Medical Coverage Stipend, less taxes and withholding, as well as reimbursement for Outplacement Services with the reimbursement for Outplacement Services capped at $3,000. For purposes of calculating the Medical Coverage Stipend, the Company will annually set the amount of the Medical Coverage Stipend based on the average annual cost of coverage under the Company’s medical plan on a per employee basis.
3.2     Effect on Other Benefit Programs.
(a)    The Severance Pay provided for hereunder is not intended to duplicate any payments to which a Covered Employee would otherwise be entitled under any individual agreement relating to employment (or the termination thereof) with the Company. Accordingly, no Severance Payment shall be payable under the Plan to any employee of the Company who is a party to such an agreement.
(b)    By the acceptance of any Severance Pay under the Plan, a Covered Employee shall be deemed to waive, release, and forever discharge any and all claims to the payment of any severance benefit under any employment contract, severance plan or program of the Company other than the Plan.
3.3    Limitation on Amount of Severance Pay. Notwithstanding any other provision of this Plan, the total of payments under Section 3.1(a) shall not exceed an amount equal to 2.99 multiplied by the sum of the Covered Employee’s Base Pay plus Target Award under the Labcorp Bonus Plan.
3.4    No Duty to Mitigate. A Covered Employee shall not be required by reason of the Plan to mitigate damages or the amount of the Covered Employee’s Severance Pay under the Plan by seeking other employment or otherwise, nor shall the amount of such payments be reduced or adjusted by compensation earned by the Covered Employee as a result of employment after the Covered Employee’s Qualifying Termination.
ARTICLE IV
CESSATION OF BENEFITS
4.1    Reemployment with the Company. A Covered Employee who recommences employment with the Company but who has already received benefits under the Plan, or a predecessor thereto, shall not be entitled to any further benefits under the Plan.
4.2    Breach of the Special Severance Agreement. If a Covered Employee breaches any material term of the Special Severance Agreement, the Covered Employee shall be entitled to no further benefits under the Plan. For purposes of this section, any violation of the confidentiality, noncompetition, nonsolicitation, release, or duty of loyalty provisions of any plan, policy or agreement of the Company shall be considered “material.”
ARTICLE V
DISTRIBUTION OF CASH PAYMENTS
5.1    Severance Pay. The Company shall pay the Covered Employee the amount to which the Covered Employee is entitled under Section 3.1 as follows: (a) 50 percent of the total Severance Pay due, less statutory deductions, shall be paid within 30 days following the execution of a Special Severance Agreement, provided that if the calendar year in which the first installment of the Severance Pay could be paid could vary depending on the time within which the Covered Employee executes the Special Severance Agreement, payment will be made in the first payroll period in the year following termination but after the Special Severance Agreement has become irrevocable; and (b) the remaining 50 percent of Severance Pay, less statutory deductions, shall be paid within 30 days following the one-year anniversary of the execution of the Special Severance Agreement, but only if the Covered Employee has complied in all material respects with the terms and conditions of the Special Severance Agreement. Notwithstanding the foregoing, all payments due hereunder shall be completed within 24 months of the termination of the Covered Employee’s employment, but payments shall be due hereunder only if the Covered Employee has complied in all material respects with the terms and conditions of the Special Severance Agreement.
Notwithstanding any provisions of this Plan to the contrary, if the Covered Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of such Covered Employee’s Qualifying Termination and if any portion of the payments or benefits to be received by the Covered Employee upon a Qualifying Termination would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Plan during the six-month period immediately following the Covered Employee’s Qualifying Termination (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Plan (the “Delayed Benefits”) during the six-month period immediately following the Covered Employee’s Qualifying Termination (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the ate of the Covered Employee’s Qualifying Termination or (ii) the Covered Employee’s death (the applicable date, the “Permissible Payment Date”) if such a Delay Period is required to avoid the imposition of excise taxes under Section 409A of the Code. If such a Delay Period is required, the Company shall also reimburse the Covered Employee for the after-tax cost incurred by the Covered Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
With respect to any amount of expenses eligible for reimbursement under Section 3.1 and 5.1, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Covered Employee but in no event later than December 31 of the year following the year in which the Covered Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Covered Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
It is the intention of the parties that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Plan with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
For purposes of Section 409A of the Code, a Covered Employee’s right to receive any “installment” payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments.
For purposes of this Section 5.1, “Separation from Service” has the meaning provided under Section 409A of the Code.
5.2     Section 280G of the Code. Notwithstanding the application of the calculation of benefits hereunder, in the event that the payments or distributions to be made by the Company to or for the benefit of the Covered Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) (a “Payment”) constitute “parachute payments” within the meaning of Section 280G of the Code, then the Payment to the Covered Employee shall be subject to the terms of Section 17 (“Parachute Provisions”) of the Company’s 2016 Omnibus Incentive Plan, as it may be amended from time to time, or any successor thereto.
ARTICLE VI
ADMINISTRATION OF PLAN
6.1    In General: Delegation. The Plan shall be administered by the Board. The Board shall have sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of employees or other persons, to resolve questions or disputes arising under the Plan, and to make any determinations with respect to the benefits payable hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Board is hereby granted the authority (i) to determine whether a particular termination of employment constitutes a “Qualifying Termination,” and (ii) to determine whether a particular employee is a “Covered Employee” under the Plan.
The Board may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval, and payment of Severance Pay to a named administrator or administrators. The Board’s determination of the rights of any employee hereunder shall be final and binding on all persons.
6.2    Regulations. The Board may promulgate any rules and regulations that it deems necessary to carry out the purposes of this Plan, or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation, or interpretation shall be contrary to the provisions of the Plan. The rules, regulations, and interpretations made by the Board, and any determination of entitlement to benefits hereunder, shall be final and binding on any employee or former employee of the Company.
6.3    Claims for Benefits and Review of Denials. A terminating Covered Employee will be considered for benefits under the Plan automatically. Any other employee of the Company who believes such employee is entitled to a benefit under the Plan may make a claim for such benefit by submitting a written statement to the Executive Vice President and Chief Human Resource Officer setting forth the benefit to which the claimant deems himself/herself entitled, and the factual basis for such employee’s claim.
The Board of Directors or its delegate (hereinafter “Board of Directors” for purposes of Section 6.3 only) will make a determination of whether an employee recognized by the Board of Directors as a Covered Employee is entitled to benefits under this Plan no later than the day prior to the date of such employee’s termination. The Board of Directors will act on any other application (including a claim of status as a Covered Employee made as part of a claim for benefits) or make any other determination it is requested to make under the Plan and will inform the employee of its decision within 30 days of the date the application or request is made, unless a longer time is required by special circumstances, in which event the claimant will be notified in writing of the special circumstances and of the expected decision date. The determination will be made no later than 90 days after the date the application or request is received. If the determination is a denial of a claim, the Board of Directors will notify the claimant in writing of the denial, setting forth the specific reasons for the denial and referring specifically to the Plan provisions on which the denial is based. The notice also will contain a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary. The notice will provide appropriate information to the claimant on steps to appeal the denial. The claimant will have 60 days from the date of the notice to request review of the decision by the Board of Directors and may review pertinent documents and submit any additional information along with the request for review that the employee deems pertinent. A decision on review will be made within 60 days of receipt of the request for review, except that the time for rendering the decision may be extended to 120 days when special circumstances make it necessary to do so, in which event the claimant will be notified in writing of the extension, informed of the special circumstances, and informed of an expected decision date. The decision on review, if it is a denial of the claim, will be in writing, will specify the provisions of the Plan on which it is based, and will set forth specific reasons for the denial.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN
7.1    Right to Amend or Terminate. The Company reserves the right to alter, amend, or terminate the Plan at any time. Any change in the terms of the Plan (including termination of the Plan) that results from the exercise of the Company’s right to alter, amend, or terminate the Plan may be applicable to active and/or former employees, including employees who separated from service prior to the date on which the Company exercises its power to alter, amend, or terminate the Plan, provided, however, that no such change in the terms of the Plan will affect the amount of any benefit that was paid prior to the date on which such change is adopted, or any benefit promised in a Special Severance Agreement that was fully executed prior to the date on which such change is adopted. Only the Board of Directors may exercise the Company’s reserved rights under this paragraph. No officer, employee, or representative of the Company has the authority to promise or represent that anyone’s coverage and/or benefit under the Plan is or will be exempt from the Company’s reserved right to alter, amend, or terminate the Plan at any time. Notwithstanding the foregoing, in the event of a Change in Control while the Plan is in effect, the Plan and a Covered Employee’s participation in the Plan shall not be terminated for 36 months following such Change in Control.
7.2    Termination. This Plan shall continue in force until such time as the Board shall terminate the Plan, subject to the limitations set forth in Section 7.1.
ARTICLE VIII METHOD OF FUNDING
8.1    Plan is Not Funded. The Company shall pay benefits under the Plan from current operating funds. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have any interest in or any lien or prior claim upon any property of the Company by reason of this Plan or the Company’s obligations to make payments hereunder.
ARTICLE IX MISCELLANEOUS
9.1    Limitation on Rights. Neither the establishment of the Plan nor participation herein shall give any employee the right to be retained in the service of the Company or any rights to any benefits whatsoever, except to the extent specifically set forth herein.
9.2    Headings. Headings of Articles and Sections in this instrument are for convenience only and do not constitute any party of the Plan.
9.3    Tax Withholding. The Company may withhold from any amounts payable under this Plan all federal, state, city, or other taxes as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

Governing Law. The Plan shall be construed and governed in all respects in accordance with the internal substantive laws of the State of Delaware.

The undersigned authorized officer of the Company has executed this document on the 31st day of December, 2020.
LABORATORY CORPORATION OF AMERICA HOLDINGS

By:    /s/ Sandra D. van der Vaart
Sandra D. van der Vaart
Executive Vice President and Chief Legal Officer

Schedule 1 to
Amended and Restated Master Senior Executive Severance Plan

Designated Groups, Covered Employees, and Benefit Levels

Designated Group	Covered Employees	Severance Benefit as a Multiple of Base Salary Plus MIB Average Bonus
Chief Executive Officer* Executive Vice President	All Executive Vice Presidents	2X 2X

A Chief Executive Officer who has an employment agreement that sets forth a contractual right to severance payments in the event of a separation of employment shall not be a participant in this Plan.

A

Special Severance Agreement

Re:    Employment Separation Agreement and General Release

Dear     ,
On behalf of Laboratory Corporation of America Holdings (the “Company”), I write to offer you (the “Employee”) the following Employment Separation Agreement and General Release (the “Agreement”).
1.0        Termination of Employment
1.1    Effective     (the “Termination Date”), Employee’s employment with the Company was terminated; he/she shall perform no further services for the Company and his/her status as an employee and Officer of the Company shall cease on that date. Employee and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement. Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Employee’s execution and fulfillment of his/her obligations under this Agreement.
2.0        Separation Pay
2.1    In consideration for the covenants, promises and agreements herein and in particular Employee’s release of claims as well as covenants not to solicit, not to compete and not to disclose confidential information, the Company will pay Employee a severance in the total amount of $        , less applicable taxes and withholdings (hereafter referred to as “Severance Pay”), which equals the Employee’s Base Salary of $     plus Employee’s MIB Average Bonus as defined in the Plan of $    . The severance shall be paid in two installments, with the first installment of $     , less taxes and withholding, made payable within 30 days following the Termination Date and the second installment of $    , less taxes and withholding, made payable within 30 days following the one-year anniversary of the Termination Date.
2.2    The Company shall not be responsible for making any payment under this Section 2.0 and its sub-parts if Employee has not complied in all material respects with the terms and conditions of this Agreement.
3.0        Benefits
3.1    Employee, his/her spouse, and his/her other dependent(s) may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget

Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer- sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29U.S.C. §§ 1001 et seq. (“ERISA”). In the event Employee elects continuation of coverage under COBRA for himself/herself and his/her spouse and dependents, the Company will pay the Applicable Premium for such coverage (medical, dental, optical and prescription coverage for spouse and dependents) for 12 months, thereof. To be clear, the COBRA reimbursement will not include the Applicable Premium for any Section 125, health flexible spending, dependent care and health savings account and similar plans. Employee shall be responsible for, and will be required to pay, the Applicable Premium for any COBRA coverage beyond the 12 month period.
3.2     Employee shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account termination of employment as of the Termination Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the termination of his/her employment. Employee agrees that the payments made to him/her by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits that Employee may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.
3.3    Employee also understands that his/her equity awards are governed by the terms and conditions of the Company’s 2016 Incentive Stock Plan and Omnibus Incentive Plan or predecessor plans and individual equity award agreements. Nothing in this Agreement alters, changes, or amends the terms and conditions of said equity awards and award agreements.
3.4    Employee shall submit for reimbursement any and all unpaid business expenses to the Company within 30 days of the Termination Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Employee for any business expenses submitted after said 30 day period.
3.5    This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.

4.0        Release
4.1    Employee, on behalf of himself/herself and his/her heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his/her employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under the Fair Labor Standards Act; the Equal Pay Act; Title VII of the Civil Rights Act of 1964; 42 U.S.C.§ 1981 et seq.; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act; the Genetic Information Nondiscrimination Act of 2008 (GINA), any and all claims for discrimination, wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options or affect Employee’s claims to vested benefits in the Company’s Employees’ Retirement Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan, or Cash Balance Retirement Plan, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.
4.2    Employee represents that he/she has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his/her behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the United States Department of Labor, the Equal Employment Opportunity Commission and comparable State agencies.
4.3    Employee is hereby advised that: (i) he/she should consult with an attorney (at his/her own expense) prior to executing this Agreement; (ii) he/she is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he/she is not waiving any claims that may arise after the date this Agreement is executed; (iii) he/she has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he/she may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.
4.4    Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims that are prohibited from waiver by Federal, State or local law.
4.5    The parties agree that the Company has no prior legal obligation to make the additional payments set forth above in Sections 2.0 and 3.0 (including the sub-parts thereto) and that it has been exchanged for the promises of Employee stated in this Agreement. It is specifically understood and agreed that the additional payments, and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Sections 4.0, 5.0, 6.0, 7.0, and 8.0, and their respective sub-parts, and that all of the payments set forth Sections 2.0 and3.0 (including the sub-parts thereto) are of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.
5.0        Confidentiality
5.1    Employee understands and agrees that all discussions, negotiations and correspondence relating to this Agreement as well as the terms of this Agreement are strictly confidential and agrees not to disclose to anyone (other than counsel, accountants, immediate family members) such information except as otherwise permitted under Section 5.7.
5.2    The parties acknowledge that during the course of Employee’s employment with the Company, he/she was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.
5.3    Employee agrees that for a period of seven (7) years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict Employee’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Employee from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this section of this Agreement.

5.4    The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.
5.5    Employee acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Employee shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in Employee’s possession or under Employee’s personal control.
5.6    Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, to include recoupment of monies paid hereunder.
5.7    Notwithstanding the restrictions set forth in Section 5.0 and its subparts, Employee may disclose information protected under Section 5.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order;(iii) necessary in any legal proceeding in order to enforce any provision of this Agreement or (iv) made to the Securities Exchange Commission regarding security law issues or other government agency regarding a regulatory matter. Employee further agrees that he/she will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 5.0 and sub-parts thereto. Employee may also disclose the contents of Section 6.0 and its sub-parts and only those contents to any subsequent employer.
6.0        Non-Solicitation/Non-Compete
6.1    For a period of twelve (12) months the Termination Date, Employee shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Employer Company in any geographic market in which the Employer Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to current duties and responsibilities or duties or responsibilities performed by Employee while employed by the Company at any time during a six (6) month period prior to Termination Date and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Section 6.1 is that Employee’s activities shall be limited only for the twelve (12) month period after the separation of employment for any reason. The provisions calling for a "look back" of six (6) calendar months prior to the separation of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Section 6.1 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Section 6.1, the term “Restricted Territory” means the geographic area that was part of Employee’s duties and responsibilities within a period of six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that ~~said~~ court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Section 6.1.
6.2    For a period of twelve (12) months following the Termination Date, Employee will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Company’s Business; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the past 12 month period the Employee had contact or who were known by Employee to be customers or prospects, or representatives of the same, of the Company. The parties agree and affirm that their intention with respect to Section 6.2 of this Agreement is that Employee's activities be limited only for a twelve (12) month period after the Termination Date for any reason. The provisions calling for a "look back" of 12 calendar months prior to the Termination Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
6.3    For a period of twelve 12 months following the Termination Date, Employee shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company or its subsidiary companies to work for or provide services to Employee and/or any other person or entity.
6.4    Employee acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Employee of his/her livelihood or to unduly restrict Employee’s opportunity to earn a living after termination of Employee’s employment with the Company. Employee further acknowledges and agrees that if any restrictions set forth in this Section are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.
6.5    Employee acknowledges and agrees that because the violation, breach, or threatened breach of this Section and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (c) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach, including, without limitation, any rights or claims under Sections 2.0 and 3.0 and the sub-parts thereto.
7.0        Return of Company Property
7.1    Employee agrees that within 10 days after execution of this Agreement, he/she will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, laptops, notepads, ipads, printers and/or other computer equipment) in Employee’s possession or control.
8.0        Duty to Cooperate and of Loyalty/Nondisparagement
8.1    Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he/she was involved during his/her employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. Employee will also be compensated for expenses directly incurred solely in connection with such services, provided however that the expenses are both fair and reasonable and consistent with Company policy on expense reimbursement. For avoidance of doubt, expenses directly incurred solely in connection such services would include expenses such as travel, photocopying or other expense incurred solely for the benefit of the Company but would not include such indirect and overhead expenses such as but not limited to phone, computer, internet, office supplies, or rent.
8.2    Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (2) a lowered opinion of the Company’s creditworthiness or business prospects. Employee’s obligation in this regard extends to the reputation of the Company and any other person or entity described in Section 4.1 of this Agreement. This Section shall not be construed as prohibiting the Employee from communicating truthful information (a) in response to assistance requested under Section 8.1 of this Agreement, (b) in any formal or informal proceeding with a government agency or investigator, (c) any litigation against the Company including, but not limited to, qui tam lawsuits whether the government decides to intervene or declines to intervene and the relator moves forward pursuing its claims, (d) as required by law, such as in response to a duly-issued subpoena, or (e) any action to enforce the terms of this Agreement or right not waived under Section 4.0 and subparts thereunder.
9.0        Section 409A of the Code
9.1    Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Termination Date and if any portion of the payments or benefits to be received by the Employee would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Employee’s Termination Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Termination Date or (ii) the Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).
9.2    With respect to any amount of expenses eligible for reimbursement under Sections 3.1, 3.4 and 9.1, such expenses shall be reimbursed by the Company within thirty(30) calendar days following the date on which the Company receives the applicable invoice from the Employee but in no event later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the mployee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.3    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.
9.4    For purposes of Section 409A of the Code, an Employee’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
10.0    Miscellaneous
10.1    This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees.
10.2    The Plan is incorporated herein by reference. This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties. Employee agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein.
10.3    This Agreement may not be revised or modified without the mutual written consent of the Parties.
10.4    The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement. Employee acknowledges that he/she has read this Agreement and that he/she possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he/she has had a full opportunity to discuss or ask questions about all such terms.
10.5    Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If as a result of litigation brought by the Employee or as a result of any defense asserted by the Employee Section 6.0 or any of its sub-parts of this Agreement is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Employee upon receipt of notice thereof.
10.6    Employee agrees that because he/she has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his/her obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Employee is working or rendering services, or threatens to work or render services (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (c) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Employee pursuant to this Agreement or the recovery of damages from Employee. Employee agrees that the issuance of the injunction described in this Section may be without the posting of any bond or other security by the Company.
10.7    Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:

Laboratory Corporation of America Holdings 531 S. Spring Street
Burlington, NC 27215
Telephone No.: (336) 436-4226
Telecopier No.: (336) 436-4177 Attention: General Counsel

With a copy to:

Laboratory Corporation of America Holdings 531 S. Spring Street
Burlington, NC 27215
Attention: Director of HR Compliance
If to the Employee:

Tiana Ayotte
10002 Adirondack Way
Chapel Hill, NC 27517

Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
10.8    This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of North Carolina and shall govern to the exclusion of the laws of any other forum including but not limited to the laws of the State of California. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. Employee and Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and that Employee hereby consents and submits to personal jurisdiction in the State of North Carolina. Employee and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Employee acknowledges and recognizes that in the event that he/she has breached this Agreement, the Company may initiate a lawsuit against him/her in North Carolina, that Employee waives his/her right to have that lawsuit be brought in a court located closer to where he/she may reside, and that Employee will be required to travel to and defend himself/herself in North Carolina.
The Effective Date of this Agreement shall be either (a) the Termination Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 4.3 of this Agreement, whichever date is later.
If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.
Sincerely,
Agreed to and accepted:        /s/ Sandra D. van der Vaart
Date: __________________